Exhibit 99.1

Contact: Berkshire Partners LLC
Jeanine Neumann 617-227-0050

BERKSHIRE PARTNERS ANNOUNCES A DISTRIBUTION OF
CARTER’S COMMON STOCK

Boston, MA — May 3, 2006 — Berkshire Partners LLC (“Berkshire”), a Boston-based private equity firm, announced today a distribution of approximately 3.6 million shares of Carter’s, Inc. (NYSE: CRI) (“Carter’s” or the “Company”) common stock by investment funds Berkshire manages (“Berkshire Funds”). The shares will be distributed to both the general partner and limited partners of the Berkshire Funds.

Berkshire partnered with Company management in August 2001 to acquire Carter’s. The Company completed its initial public offering in October 2003 and a secondary offering in September 2004. Prior to the IPO, the Berkshire Funds owned 20.3 million shares, representing approximately 85% of the Company. After the secondary offering in September 2004, the Berkshire Funds owned approximately 10.3 million shares representing approximately 36% of the Company. Berkshire subsequently completed distributions of 3.0 million shares in December 2004 and approximately 3.6 million shares in November 2005. Upon the completion of today’s distribution, the Berkshire Funds will have fully exited its investment in Carter’s and will have realized approximately seven times their original 2001 investment.

The distribution is consistent with Berkshire’s long-term strategy as a private equity firm to realize value for its investors. The distribution will also increase the market float for Carter’s stock. Bradley M. Bloom and Ross M. Jones, Managing Directors of Berkshire, serve on the Company’s Board of Directors.  Mr. Jones has resigned from the Company’s Board of Directors effective as of the end of the Board of Directors meeting immediately following the Company’s May 11, 2006 annual meeting of stockholders.

About Berkshire Partners LLC
Berkshire Partners has invested in mid-sized private companies for the past twenty years through six investment funds with aggregate capital commitments of approximately $3.5 billion. The firm’s investment strategy is to seek companies that have strong growth prospects and to partner with talented management teams who are interested in being owners of the companies they operate. Berkshire has developed specific industry experience in several areas including consumer products, industrial manufacturing, transportation, communications, business services, and retailing and related services. Berkshire has been an investor in over 85 operating companies with more than $13.0 billion of acquisition value and combined revenues in excess of $20 billion. Additional information may be found at www.berkshirepartners.com.

About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in the United States of apparel exclusively for babies and young children. Carter’s, Inc. markets the Carter’s and OshKosh B’Gosh brands, two of the most recognized brands in the marketplace. These brands are sold in more than 4,000 department and national chain stores and through more than 350 Company-operated stores. The OshKosh B’Gosh brand is also sold in more than 50 countries worldwide. Carter’s Child of Mine and Just One Year brands are available at Wal-Mart and Target, respectively. OshKosh B’Gosh’s Genuine Kid’s brand is sold at Target. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.